Exhibit 99.1
                              Fiscal Quarter Ended
                                January 31,2008

Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports results for the fiscal quarter ended January 31,2008


WORCESTER, MA., March 17,2008  /PRNewswire-FirstCall/ -- Mass Megawatts Wind
Power, Inc. (OTC Bulletin Board: MMGW) www.massmegawatts.com   reports a third
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fiscal quarter  net loss of $47,509 or one cent per share. The third fiscal quarter ended on January 31,2008. In the third fiscal quarter of the previous fiscal year for the three month period ended January 31,2007, the net loss was a $54,562 or one cent per share.

Mass Megawatts has the competitive advantage of several patented innovations for reducing the cost of electricity from its wind power plants. At many high wind locations, Mass Megawatts can be directly competitive with the fossil fuels like oil and natural gas. A few demonstration units with key customers is planned to be available for the due diligence of potential industrial and utility customers within the next few months.

In the past five years, the wind industry achieved a growth rate of more than 25 percent per year. In 2007, there were more than $9 billion of new wind power plants worldwide under construction.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com